Exhibit 99.1

REDWOOD TRUST To participate in the jefferies real estate Finance & technology conference

MILL VALLEY, CA – Thursday, November 11, 2021 /PRNewswire/ – Redwood Trust, Inc. (NYSE: RWT), a leader in expanding access to housing for homebuyers and renters, today announced that members of senior management will participate in the Jefferies Real Estate Finance & Technology Conference on Tuesday, November 16, 2021.

Dash Robinson, Redwood Trust’s President, and Ryan McBride, Chief Operating Officer of CoreVest (a division of Redwood Trust) and Chief Investment Officer of RWT Horizons, will be participating in the following conference session:

•	Panel discussion titled “The Evolving Landscape of Mortgage Technology” at 6:00 am PT/9:00 am ET featuring companies that represent various aspects of mortgage technology.

Webcast Information

A link to the live webcast of the presentation will be available through the Events and Presentations section of Redwood Trust's Investor Relations website at https://ir.redwoodtrust.com/events-and-presentations/events. An archive of the webcast will be available shortly after the respective presentations at the same location for 30 days.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed, and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

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About RWT Horizons

RWT Horizons is Redwood's venture investment arm focused on early and mid-stage companies driving innovation in financial and real estate technology, digital infrastructure, and other related areas of focus. Investments made through RWT Horizons are designed to support companies whose technologies are accretive to Redwood's broader operations, including its residential and business-purpose lending platforms.

CONTACT

Investor Relations

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com

Media Relations

Sard Verbinnen & Co

Email: Redwood-SVC@sardverb.com

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